August 3, 2023

Dear Fellow Stockholders:
Guided by our mission to connect the world’s machines, we are excited to report our tenth consecutive quarter of record revenue results. The ability to track and monitor remote assets has become an imperative. Connecting these assets to the internet unlocks performance insights and drives meaningful productivity gains so our customers can deliver more value to their end users. Macro conditions have caused labor pressures on companies’ field service capacity. This has driven Industrial Internet of Things (IIoT) demand and demonstrated its longer-term potential.
In the third fiscal quarter, Digi accomplished the second of our three $100 million goals by securing $104M in annualized recurring revenue (ARR). The continued growth in ARR helps get us closer to our final 100 goal of $100 million in annualized adjusted EBITDA.

Strong Execution in the Quarter
We established a new record for quarterly revenue of $112 million. Gross profit margin was 56.9%, an increase of 140 basis points year-over-year. Net income per diluted share was $0.18, an increase of 50% year-over-year. Digi also hit new records in ARR ($104 million), A-EBITDA ($24 million) and A-EBITDA margin (21.7%) during the quarter. Consistent with our guidance for the third quarter and the year, profitability growth and ARR growth outpaced revenue growth.
Each of our reporting segments notched new quarterly records. In IoT Products and Services, we produced record revenue of $87 million and a record ARR of $22 million. IoT Solutions delivered record ARR of over $82 million for the quarter.

ARR Transition Continues
Building ARR by selling a hardware-enabled solution means building stronger customer relationships. This drives enhanced value for our customers and for Digi. When customers have confidence in their IIoT solution, they can focus on their expertise and value creation for their customers. By connecting their machines with a Digi solution, customers can ensure device security, generate data and insights, and leverage Digi supported APIs. During the quarter, ARR grew 13% year-over-year. With one quarter left in our fiscal year, we remain confident in the growth rate expectations for ARR for FY23. We are pleased with the increase of ARR in our IoT Products and Services segment. Our Solutions segment has seen growth in demand and in our pipeline for ARR, but enterprise opportunities in recent quarters are taking longer than expected to close.
Our commitment to growing ARR provides several benefits. ARR gives greater visibility into future performance. In addition, ARR carries higher gross margins than product only sales thus expanding our overall profitability. Current ARR is approximately a quarter of Digi’s trailing twelve months revenue. Our gross margins have expanded as ARR as a percentage of total revenue has grown. That expansion will continue as ARR becomes a larger part of our total revenue.

Supply Chain and Capital Allocation
Capital allocation priorities for fiscal 2023 have not changed. We continue to see supply chain improvements as we get closer to pre-Covid conditions that generally enable us to obtain components and produce finished products without significantly extended lead times. That improvement being noted, we still have a higher number of “golden screw” components than prior to Covid. These extend lead times for production of certain products. At the current pace of improvement, we expect our supply chain to normalize during fiscal 2024. Net inventory in the third fiscal quarter ticked up $0.5 million sequentially to $84 million.
Driven by strong cash conversion, we reduced the principal balance on our debt by $20 million. We will deleverage the company while managing inventory appropriately. Our inventory position remains elevated, but we believe this investment will deliver cash dividends to Digi in the future.
Acquisitions is our third capital priority. We are building our pipeline of opportunities, and we intend to do fewer deals with more focus on scale and building ARR.

Other Notable Third Fiscal Quarter 2023 Financial Results
Adding to our fiscal third quarter commentary, and as announced in our earnings release today, a few other highlights:
•Gross profit margin was 56.9%, up 140 basis points year-over-year, driven by increased ARR.

•EPS was $0.18 and adjusted EPS was $0.50, which represents year-over-year growth of 50% and 11% respectively.
•Cash flow from operations was $18 million, compared to $19 million a year ago. The reduction was primarily driven by a change in our deferred tax benefit, with some non-material offsets.
•Cash at the end of the quarter was $30 million and gross debt was $221 million, or debt net of cash balance of $191 million. This represents trailing twelve-month EBITDA gross leverage of 2.6X and net leverage of 2.2X. We had $6.6 million of interest expense in the quarter.
•Channel inventory at the end of the quarter was $35 million up sequentially from $29 million. This level is within normal ranges and reflective of our growth rates.

Additional information related to the performance of IoT Products and Services segment includes:
•Revenue grew 10% year-over-year. Growth in the quarter was driven primarily by OEM and Infrastructure Management.
•ARR grew 47% year-over-year. Nearly all product lines experienced growth.
•Gross profit margin was 54.1%, up 60 basis points year-over-year. Improvement to gross profit margins came from ARR.
•Operating income was $12 million, up 11% over prior year.

Additional information related to the performance of IoT Solutions segment includes:
•Revenue grew 5% year-over-year. Both SmartSense and Ventus saw growth in the quarter.
•ARR was over $82 million, up 6% year-over-year. Growth was driven by both product offerings.
•Gross profit margin was 66.7%, up 450 basis points year-over-year. This increase was driven by higher ARR and its gross margins.
•Operating income was $0.4 million, compared to a loss of $0.9 million a year ago.

Fourth Fiscal Quarter Guidance
The debate around an imminent recession and the potential severity if one arrives is ongoing. Digi’s broad array of end markets has helped the company weather challenging market conditions in the past. We believe the IIoT market is still in its early stage of adoption with a significant set of greenfield opportunities. Most of the world’s machines are not connected today. Over time, we expect more end markets to deploy IIoT.

For the fourth fiscal quarter of 2023, we expect revenue of $108 million to $112 million, or growth of 2% to 6% year-over-year. Adjusted EBITDA is expected to be between $23.0 million and $24.0 million. Adjusted EPS is expected to be $0.46 to $0.49 per diluted share, assuming a weighted average share count of 37.3 million shares.
Based on our fiscal fourth quarter guidance combined with year-to-date results, Digi now expects to grow annual revenues at least 14%, which is higher than the growth rate we communicated last quarter. Previously we communicated we expected ARR and A-EBITDA growth to outpace total revenue growth in fiscal 2023. We continue to expect A-EBITDA to grow faster than total revenue growth. We still expect ARR to grow consistent with our prior expectations, however, it may not outpace total revenue growth.
We provide earnings guidance on a non-GAAP basis as it is difficult to predict with reasonable certainty various items including but not limited to the impact of foreign exchange translation, interest and certain tax related events. Given the uncertainty, any of these or other items could have a significant impact on U.S. GAAP results.

Conclusion
A heartfelt thank you to all our channel partners, suppliers, contract manufacturers, stockholders, and customers. Every piece of the supply chain is critical to Digi’s success and we will never take it for granted. Thank you to the Digi team for another exceptional quarter.
A copy of our third fiscal quarter earnings release, which includes reconciliations of GAAP and non-GAAP financial measures in this letter, is included with this letter as Schedule 1 for your convenience.

About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.
Forward-Looking Statements
This letter contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "plan," "potential," "project," "should," or "continue," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the ongoing supply chain and transportation challenges impacting businesses globally, risks related to ongoing inflationary pressures around the world and the monetary policies of governments globally as well as present concerns about a potential recession and the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks arising from the present war in Ukraine, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2022 and subsequent reports on Form 10-Q, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Non-GAAP Financial Measures
This letter includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.
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